Exhibit 8.1

October 22, 2015

To the Addressees Listed on

Schedule A Attached Hereto

Re:        SMART ABS Series 2015-3US Trust

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel to Macquarie Leasing Pty Limited, a corporation organized under the laws of the Commonwealth of Australia (“Macquarie Leasing” or “Our Client”) in connection with the issuance of the US$ denominated notes (the “US$ Notes”) by Perpetual Trustee Company Limited, in its capacity as trustee (the “Trustee”) of the SMART ABS Series 2015-3US Trust (the “Series Trust”), pursuant to the terms of the SMART ABS Series 2015-3US Trust US$ Note Trust Deed, dated October 15, 2015, among Macquarie Leasing, Macquarie Securities Management Pty Limited, a corporation organized under the laws of the Commonwealth of Australia (the “Manager”), the Trustee, and The Bank of New York Mellon, as US$ note trustee (the “US$ Note Trustee”). The Series Trust will be governed by (i) the SMART ABS Trusts Master Trust Deed, dated March 11, 2002 (the “Master Trust Deed”), between the Manager and Permanent Custodians Limited (the rights and obligations of which were assumed by Perpetual Trustee Company Limited pursuant to the Deed of Assumption, dated February 27, 2007, between the Manager and Perpetual Trustee Company Limited), as amended, (ii) the SMART ABS Series 2015-3US Trust Trust Creation Deed, dated October 8, 2015, made by the Trustee, and (iii) the SMART ABS Series 2015-3US Trust Series Supplement, dated October 15, 2015 (the “Series Supplement”), among Macquarie Leasing, the Manager, the Trustee, and Macquarie Bank Limited, a corporation organized under the laws of the Commonwealth of Australia (“Macquarie Bank”). The US$ Notes will be sold to Citigroup Global Markets Inc. (“Citigroup”), individually and as representative (the “Representative”) of J.P. Morgan Securities LLC, Macquarie Capital (USA) Inc. and ANZ Securities, Inc. (collectively with Citigroup, the “Underwriters”) as underwriters of the US$ Notes pursuant to the US$ Underwriting Agreement dated October 22, 2015, among the Underwriters, Macquarie Leasing, the Manager, and the Trustee.

To the Addresses Listed on

Schedule A Attached Hereto

October 22, 2015

The delivery of this letter is not intended to create, nor shall it create, an attorney client relationship with you or any party except Our Client.

In addition to the US$ Notes, the Trustee will issue several classes of notes denominated in Australian dollars (the “A$ Notes”), with respect to which no U.S. federal income tax opinion has been requested or will be provided.

Specifically, you have asked us for our opinion as to the U.S. federal income tax characterization of the US$ Notes as debt and as to whether, for U.S. federal income tax purposes, the Series Trust will be deemed to be engaged in a trade or business in the United States.

The Series Trust was established under the laws of the Australian Capital Territory, Australia on October 8, 2015 and has elected to be treated as a corporation for U.S. federal income tax purposes as of the Closing Date. The initial assets of the Series Trust consist of A$10 deposited by the Manager with the Trustee upon formation of the Series Trust. The only office of the Series Trust will be in Australia.

In rendering our opinion, we have examined and relied upon (i) the registration statement on Form S-3 (File No. 333-181822) filed by Macquarie Leasing relating to the US$ Notes on June 1, 2012 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Pre-Effective Amendment No. 1 thereto including information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations, and the Notice of Effectiveness of the Commission posted on its website declaring such registration statement effective on September 28, 2012 (such registration statement, as so amended, the “Registration Statement”); (ii) the prospectus, dated October 14, 2015 (the “Base Prospectus”), in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (iii) the preliminary prospectus supplement, dated October 14, 2015 (together with the Base Prospectus, the “Preliminary Prospectus”) relating to the offering of the US$ Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (iv) the prospectus supplement, dated October 22, 2015 (together with the Base Prospectus, the “Prospectus”) relating to the offering of the US$ Notes, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations; (v) an executed copy of the Underwriting Agreement; (vi) a conformed copy of the Master Trust Deed; (vii) an executed copy of the Series Supplement; (viii) an executed copy of the SMART Trusts Master Security Trust Deed, dated February 27, 2007, among the Trustee , P.T. Limited, as security trustee, and the Manager, as amended; (ix) an executed copy of the SMART ABS Series 2015-3US Trust General Security Deed, dated October 14, 2015, among the Trustee, P.T. Limited, as security trustee, the US$ Note Trustee, and the Manager; and (x) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below, and we have assumed that the parties to such documents will comply with the terms thereof, that such documents are not amended and

To the Addresses Listed on

Schedule A Attached Hereto

October 22, 2015

that such documents are enforceable in accordance with their respective terms. In connection therewith, we note that you will receive an opinion dated on or about the date hereof regarding enforceability against the Manager and Macquarie Leasing.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion letter which we did not independently establish or verify, we have relied upon the statements, representations, and certifications of officers and other representatives of Macquarie Leasing and others, including certain calculations performed by Macquarie Leasing and the results thereof stated in an Officer’s Certificate of Macquarie Leasing. Furthermore, in interpreting and complying with the documents in the future, the Trustee, the Manager, the Income Unitholder 1 and the Capital Unitholders are entitled to rely on the written advice or opinions of their counsel. We have assumed, for purposes of this opinion, that all such written advice or opinions of counsel are, or will be, correct and complete. In addition, our opinion is premised on the accuracy of the facts set forth in the Prospectus and the facts set forth in the representations referred to in the Prospectus.

In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative rulings, judicial decisions, Treasury Regulations, and such other authorities as we have deemed appropriate. The statutory provisions, Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition there can be no assurance that the Internal Revenue Service (the “Service”) will not take positions contrary to those stated in our opinion.

I.	U.S. Federal Income Tax Characterization of the Notes.

The Code does not contain a single defined set of standards for distinguishing between debt and equity. Section 3852 authorizes the Treasury to issue regulations that define whether an interest in a corporation is stock or indebtedness.3 Although Treasury issued

[1]	Capitalized terms used but not otherwise defined in this opinion have the meaning specified in the Prospectus Supplement.
[2]	Unless otherwise indicated, all section references are to the Code and Regulations.
[3]

Section 385 lists five factors that may be included in such regulations. The five factors are: (1) whether there is a written unconditional promise to pay on demand or on a specified date a sum certain in money in return for an adequate consideration in money or money’s worth and to pay a fixed rate of interest; (2) whether there is subordination to or preference over any indebtedness of the corporation; (3) the ratio of debt to equity of the corporation; (4) whether there is convertibility into the stock of the corporation; and (5) the relationship between holdings of stock in the corporation and holdings of the interest in question.

To the Addresses Listed on

Schedule A Attached Hereto

October 22, 2015

proposed Regulations under Section 385, these proposed Regulations were withdrawn before they became effective, leaving only case law to guide taxpayers.

The courts have indicated that each debt-equity case must be decided on its own facts. John Kelley Co. v. Commissioner, 326 U.S. 521 (1946); Georgia-Pacific Corp. v. Commissioner, 63 T.C. 790, 796 (1975). Moreover, because there are so many combinations of factual circumstances, precedents in these factual cases are generally of little value. Id. The cases do, however, identify various factors for resolving the debt versus equity question. Although various courts identify different factors, the following list of thirteen factors is used by many courts:

(1)	the names given to the certificates evidencing the indebtedness;

(2)	the presence or absence of a fixed maturity date;

(3)	the source of [principal] payments;

(4)	the right to enforce payment of principal and interest;

(5)	participation in management flowing as a result;

(6)	the status of the contribution in relation to regular corporate creditors;

(7)	the intent of the parties;

(8)	“thin” or adequate capitalization;

(9)	identity of interest between creditor and stockholder;

(10)	source of interest payments;

(11)	the ability of the corporation to obtain loans from outside lending institutions;

(12)	the extent to which the advance was used to acquire capital assets; and

(13)	the result of failure of the debtor to repay on the due date or to seek a postponement.

Estate of Mixon v. United States, 464 F.2d 394, 402 (5th Cir. 1972).

These factors are merely aids in answering the ultimate question: whether the investment, analyzed in terms of its economic reality, constitutes risk capital entirely subject to the fortunes of the corporation’s business or whether it exhibits the characteristics of a bona fide loan that is expected, or may be compelled, to be repaid in full.

When applied to the above-described transaction, nearly all of these factors indicate that the US$ Notes are debt for U.S. federal income tax purposes. The US$ Notes are denominated as debt; they have fixed maturity dates, have stated non-contingent interest rates, and provide for the usual creditors’ rights in the event of default. Moreover, the parties intend that the US$ Notes be treated as debt, and there is no identity of interest between the holders of the US$ Notes on the one hand and the holders of the Trust’s stated equity on the other hand. The “source of payments factors” (Factors 3, 10, and 12) are somewhat less clear cut in that the

To the Addresses Listed on

Schedule A Attached Hereto

October 22, 2015

proceeds of the US$ Notes are used to purchase the capital assets of the Trust (the SMART Receivables Pool) and the ability to repay the US$ Notes depends on the performance of those assets. However, the combination of the overcollateralization provided by the excess of the value and expected payment stream of the SMART Receivables over the principal balance of the US$ Notes, the subordination of the Subordinated Notes unless the Pro Rata Paydown Test is satisfied, and the availability of the Liquidity Reserve Balance to make the Required Payments if the Income Collections for a Monthly Period are insufficient to meet the Required Payments for that Monthly Period, as well as the high degree of likelihood of repayment of the US$ Notes (as indicated by the expected ratings of F1+sf by Fitch Australia Pty Limited (“Fitch”) and P1 (sf) by Moody’s Investors Service, Inc. (“Moody’s”) for the Class A-1 Notes and AAAsf by Fitch and Aaa (sf) by Moody’s for all US$ Notes other than the Class A-1 Notes) indicate that the US$ Notes exhibit the characteristics of bona fide debt that is expected or may be compelled to be repaid in full and that the A$ Notes are reasonably expected to absorb the economic risk associated with the performance of the SMART Receivables.

The foregoing factors support the conclusion that the transaction described in the Prospectus Supplement with respect to the US$ Notes constitutes an issuance of debt. Moreover, the substance of the transaction is consistent with the characterization of the US$ Notes as debt. Accordingly, based on and subject to the foregoing, although there are no authorities involving closely comparable situations, in our opinion the US$ Notes will be treated as indebtedness for United States federal income tax purposes.

II.	U.S. Federal Income Tax Characterization of Activities of the Series Trust.

Under Section 882, a foreign corporation that is “engaged in trade or business within the United States” is subject to U.S. federal income tax on, among other things, its income that is “effectively connected with the conduct of a trade or business within the United States.”4 If the Series Trust is not “engaged in trade or business within the United States,” its trade or business income will be exempt from U.S. federal income taxation. Therefore, if the activities of the Series Trust do not constitute a “trade or business,” or if the activities of the Series Trust do constitute a “trade or business” but the Series Trust is not engaged in such trade or business “within the United States,” the income of the Series Trust will not be subject to U.S. federal income tax.

In this regard, it is the activities of the Series Trust and certain of its agents, that are relevant. For example, actions of independent agents or agents who do not regularly negotiate and conclude contracts in the name of their principals are generally not attributed to the principals. See, e.g., Treas. Reg. § 1.864-7(d) (in the context of determining whether a non-U.S. person has

[4]

Under Section 881, a foreign corporation is subject to federal income tax on certain types of income from sources within the United States that are not effectively connected with the conduct of a trade or business within the United States, but such types of income are not at issue here.

To the Addresses Listed on

Schedule A Attached Hereto

October 22, 2015

an office or other fixed place of business). The actions of a corporation’s shareholder or subsidiary are similarly not attributed to the corporation unless it is determined that an agency relationship exists (apart from the shareholder relationship). See, e.g., De Vegvar v. Commissioner, 28 T.C. 1055, 1061 (1957) (activities of taxpayer’s wholly-owned corporation not attributed to taxpayer because he “did not participate directly or indirectly in the management of the [corporation]”); Linen Thread Co., Ltd. v. Commissioner, 14 T.C. 725, 737 (1950) (actions of an English company’s U.S. subsidiary did not give rise to a trade or business of the parent within the United States).

The foregoing principle follows from the more general rule of U.S. federal income taxation that the separate existence of a corporation (i.e., as distinct from its shareholders or other affiliates) is generally respected and its actions are given tax effect independent from those of others, absent a special rule or situation (such as agency or nominee status). See Moline Properties, Inc. v. Commissioner, 319 U.S. 436 (1943); Northern Indiana Public Service Company v. Commissioner, 105 T.C. 341 (1995) (Netherlands Antilles finance subsidiary respected as independent of its parent for federal income tax purposes); see also Spermacet Whaling & Shipping Co., 30 T.C. 618 (1958), aff’d. 281 F.2d 646 (6th Cir. 1960) (the parties in a multi-party transaction were respected as independent, even though at least one was a corporation that, in most respects functioned as an accommodation party for U.S. activities that benefited a Panamanian corporation); cf. Commissioner v. Bollinger, 485 U.S. 340 (1988); Section 875(1) (a non-U.S. person is deemed engaged in a U.S. trade or business if it is a partner in a partnership that is so engaged). Accordingly, as to the question of the activities of the Series Trust, including any inquiry as to the location of such activities, our view is that the activities of other parties in the instant transaction, when operating on their own behalf and not in a representative capacity for the Series Trust, are not to be attributed to the Series Trust for the purpose of determining whether the Series Trust is engaged in a trade or business in the United States.

In general, in order for a taxpayer to be engaged in a trade or business, its activities must be “considerable, continuous, and regular” and the taxpayer’s primary purpose for engaging in the activity must be for income or profit. See Commissioner v. Groetzinger, 480 U.S. 23, 35 (1987); Pinchot v. Comr., 113 F.2d 718, 719 (2d Cir. 1940); de Amodio v. Comr., 34 T.C. 894, 906 (1960), aff’d, 299 F.2d 623 (3d Cir. 1962); Spermacet Whaling & Shipping Co. v. Comr., 30 T.C. 618, 634 (1958), aff’d, 281 F.2d 646 (6th Cir. 1960). See also De Vegvar v. Commissioner, supra (limited securities and commodities transactions and ownership of two citrus groves that were operated by third parties were not sufficiently extensive activities over the period in question to qualify as the conduct of a trade or business). If a taxpayer has substantial and major contacts within the United States in carrying out a trade or business, it will be considered to be engaged in a trade or business within the United States. See, Inverworld v. Commissioner, T.C. Memo 1996-301; petition for rehearing denied, T.C. Memo 1997-226 (after holding that the safe harbor trading exception of Section 864(b)(2)(A)(ii) did not apply, the Tax Court held that a foreign corporation was engaged in a trade or business within the United States

To the Addresses Listed on

Schedule A Attached Hereto

October 22, 2015

because it effected, primarily in the United States, transactions in financial markets, and also performed a substantial number of other services within the United States for a substantial number of clients). Furthermore, if a taxpayer’s agent performs activities on behalf of the taxpayer that would constitute engaging in a trade or business in the United States if performed by the taxpayer itself, then the taxpayer has in some cases been treated as engaged in trade or business in the United States. See, e.g., Pinchot, supra; de Amodio v. Commissioner, 34 T.C. 894 (1960); Handfield v. Commissioner, 23 T.C. 633 (1955); Adda v. Commissioner, supra.

The activities of the Series Trust and its agents in the United States will be limited pursuant to Clause 20.12 of the Series Supplement, which provides that the Manager must not direct the Trustee to, the Trustee must not, and the Servicer must not (a) acquire, modify or originate any SMART Receivables from within the United States; (b) dispose of any SMART Receivables, or any assets financed by or securing any SMART Receivables, in the United States; or (c) service, or otherwise engage in any collection activity in respect of, any SMART Receivables from within the United States, to the extent that the relevant SMART Receivables are, or if originated or acquired would be, Assets (as defined in the Series Supplement) of the Series Trust. Moreover, as represented to us, the Series Trust will not have any agents or service providers acting for it in the United States in a manner that would violate Clause 20.12 of the Series Supplement.

Thus, unlike in Inverworld, other than the activities of counsel retained solely for purposes of drafting the Prospectus and other documents relating to the offering of the US$ Notes and the activities of the Underwriters retained for solely for purposes of offering and selling the US$ Notes (and any related paying agents or custodians), all of the activities performed by the Series Trust or its agents in relation to the Assets of the Series Trust, including negotiating, substantive decision-making, and concluding contracts in relation to the Assets of the Series Trust, were performed outside of the United States. The only activities of the Series Trust and its agents that could be said to constitute activities within the United States would be those relating to the offering and sale of the US$ Notes and no authority suggests that these activities, in and of themselves, constitute the conduct of a trade or business. Accordingly, notwithstanding activities relating to the offering and sale of the US$ Notes, the foregoing authorities generally support a conclusion that the Series Trust would not be deemed to be engaged in trade or business in the United States.

Based on and subject to the foregoing, we are of the opinion that, for U.S. federal income tax purposes, the Series Trust will not be deemed to be engaged in a trade or business within the United States and, consequently, will not be subject to U.S. federal income tax on its net income.

To the Addresses Listed on

Schedule A Attached Hereto

October 22, 2015

III.	Registration Statement and Prospectus.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions and limitations contained herein or in the Registration Statement, although the information set forth in the Prospectus under the captions “Summary—U.S. Tax Considerations” and “U.S. Federal Income Tax Matters” (together, the “U.S. Tax Law Sections”) does not purport to discuss all possible U.S. federal income tax consequences of the purchase, ownership or disposition of the US$ Notes, we are of the opinion that the U.S. Tax Law Sections constitute an accurate summary (as of the date of the Prospectus) of the U.S. federal income tax consequences described therein to the extent relevant to the issuance of the US$ Notes.

*           *           *

Except as set forth above, we express no other opinion. This opinion is furnished to you in connection with the transaction described herein and is not to be relied upon for any other purpose or by anyone else without our prior written consent. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We hereby consent to the filing of this opinion as an exhibit to a Form 8-K filed in connection with the Prospectus and to the references to Skadden, Arps, Slate, Meagher & Flom LLP under the headings “United States Federal Income Tax Matters” and “Legal Matters” in the Preliminary Prospectus and the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP

Schedule A

Citigroup Global Markets Inc.

as an Underwriter and as

Representative of the Underwriters

Macquarie Bank Limited

Macquarie Leasing Pty Limited

Macquarie Securities Management Pty Limited

Perpetual Trustee Company Limited

P.T. Limited